Exhibit 4.1

FORM OF AMENDED AND RESTATED PROMISSORY NOTE

$325,000,000	September 12, 2003
Amended and Restated January 7, 2005
New York, New York

FOR VALUE RECEIVED, TAXI MEDALLION LOAN TRUST I, a Delaware business trust (the “Borrower”), hereby promises to pay to the order of MERRILL LYNCH COMMERCIAL FINANCE CORP. (the “Lender”), at the principal office of the Lender at 15 W. South Temple, Suite 300, Salt Lake City, Utah 84101, in lawful money of the United States, and in immediately available funds, the principal sum of THREE HUNDRED TWENTY-FIVE MILLION DOLLARS ($325,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Advances made by the Lender to the Borrower under the Loan Agreement), on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of each such Advance, at such office, in like money and funds, for the period commencing on the date of such Advance until such Advance shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

This Note is the Note referred to in that certain Amended and Restated Loan and Security Agreement, dated as of September 12, 2003 (as modified by that certain Amendment No. 2, dated as of January 7, 2005, and as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), by and between the Borrower and the Lender and evidences the Advances made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Loan Agreement.

This Note amends and restates in its entirety that certain Promissory Note dated September 12, 2003, made by the Borrower in favor of the Lender in the original principal amount of Three Hundred Million Dollars ($300,000,000) (the “Existing Note”); provided, that this Note is given solely in substitution of the Existing Note and not in repayment or satisfaction thereof. The Borrower hereby acknowledges and agrees that simultaneously with the Borrower’s execution and delivery of this Note to the Lender, the Lender has agreed to deliver, and has in fact delivered, to the Borrower the Existing Note, marked “cancelled”.

The date, Type, amount and length of Interest Period of each Advance made by the Lender to the Borrower (including, without limitation, each “Advance” outstanding under the Existing Loan Agreement on the Restatement Effective Date), each continuation thereof, each conversion of all or a portion thereof to another Type and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedules attached hereto and constituting a part hereof or any continuation thereof and any such recordation shall constitute Prima facie evidence of the accuracy of the information; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the Advances made by the Lender.

The Borrower agrees to pay all the Lender’s costs of collection and enforcement (including reasonable attorneys’ fees and disbursements of Lender’s counsel) in respect of this Note in accordance with the Loan Agreement, including, without limitation, reasonable attorneys’ fees through appellate proceedings.

Notwithstanding the pledge of the Collateral, the Borrower hereby acknowledges, admits and agrees that the Borrower’s obligations under this Note are recourse obligations of the Borrower to which the Borrower pledges its full faith and credit.

The Borrower, and any indorsers or guarantors hereof, (a) severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayments of this Note, (b) expressly agree that this Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further Collateral, the release of any Collateral for this Note, the release of any party primarily or secondarily liable hereon, and (c) expressly agree that it will not be necessary for the Lender, in order to enforce payment of this Note, to first institute or exhaust the Lender’s remedies against the Borrower or any other party liable hereon or against any Collateral for this Note. No extension of time for the payment of this Note, or any installment hereof, made by agreement by the Lender with any person now or hereafter liable for the payment of this Note, shall affect the liability under this Note of the Borrower, even if the Borrower is not a party to such agreement; provided, however, that the Lender and the Borrower, by written agreement among them, may affect the liability of the Borrower.

Any reference herein to the Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

This Note shall be governed by and construed under the laws of the State of New York whose laws the Borrower expressly elects to apply to this Note. The Borrower agrees that any action or proceeding brought to enforce or arising out of this Note may be commenced in the Supreme Court of the State of New York, Borough of Manhattan, or in the District Court of the United States for the Southern District of New York.

TAXI MEDALLION LOAN TRUST I

By:	/s/ Andrew M. Murstein
Name:	Andrew M. Murstein
Title:	President

SCHEDULE A to

Promissory Note

LOANS, CONVERSIONS AND

PAYMENTS OF FIXED RATE LOANS

Date Made	Principal Amount of Fixed Rate Loan (and Continuations Thereof)	Principal Amount of Eurodollar Loans Converted into Fixed Rate Loans	Interest Period and Interest Rate Applicable Thereto	Principal Amount of Fixed Rate Loans Converted into Eurodollar Loans	Amount of Principal Repaid	Unpaid Principal Amount of Fixed Rate Loans	Notation Made by

SCHEDULE B to

Promissory Note

LOANS, CONVERSIONS AND

PAYMENTS OF EURODOLLAR LOANS

Date Made	Principal Amount of Eurodollar Loan (and Continuations Thereof)	Principal Amount of Fixed Rate Loans Converted into Eurodollar Loans	Interest Period and Interest Rate Applicable Thereto	Principal Amount of Eurodollar Loans Converted into Fixed Rate Loans	Amount of Principal Repaid	Unpaid Principal Amount of Eurodollar Loans	Notation Made by